Exhibit 99.1

QTS REPORTS FOURTH QUARTER AND FULL YEAR 2020 OPERATING RESULTS

OVERLAND PARK, Kan. – February 16, 2021 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the fourth quarter and full year ended December 31, 2020.
Fourth Quarter and Full Year GAAP & Other Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands except per share data)	2020	2019	2020	2019
Total revenue	$143,897	$123,707	$539,368	$480,818
Net income (loss)	$(10,660)	$(3,606)	$14,576	$31,665
Net income (loss) attributable to common stockholders	$(15,967)	$(9,556)	$(12,274)	$3,111
Net loss per share attributable to basic common shares (1)	$(0.33)	$(0.20)	$(0.47)	$(0.09)
Net loss per share attributable to diluted common shares (1)	$(0.33)	$(0.20)	$(0.47)	$(0.09)
FFO available to common stockholders & OP unit holders (2)	$35,964	$43,562	$176,663	$160,476
_______________________________________________________
(1)Basic and diluted net loss per share were calculated using the two-class method.
(2)Includes QTS’ pro rata share of results from its unconsolidated entity.
Additional Fourth Quarter and Full Year Highlights
•Recognized total consolidated revenues of $143.9 million and $539.4 million for the quarter and year ended December 31, 2020, respectively, an increase of 16.3% and 12.2% compared to the same periods in 2019. Total consolidated revenues do not include QTS’ pro rata share of revenue attributable to its unconsolidated joint venture.
•Reported Adjusted EBITDA of $83.7 million and $299.3 million for the quarter and year ended December 31, 2020, respectively, an increase of 26.3% and 19.5% compared to Adjusted EBITDA of $66.3 million and $250.4 million for the same periods in 2019.
•Reported Operating FFO available to common stockholders and OP unit holders of $56.7 million and $199.0 million for the quarter and year ended December 31, 2020, respectively, an increase of 23.9% and 20.1% compared to Operating FFO available to common stockholders and OP unit holders of $45.7 million and $165.7 million for the same periods in 2019.
•Reported Operating FFO per fully diluted share of $0.78 for the quarter ended December 31, 2020, an increase of 13.0% compared to Operating FFO per fully diluted share of $0.69 in the same period of 2019. Reported Operating FFO per fully diluted share of $2.84 for the full year ended December 31, 2020, an increase of 8.0% compared to Operating FFO per fully diluted share of $2.63 in the same period of 2019.
•Signed new and modified renewal leases during the fourth quarter of 2020 aggregating to $40.3 million of incremental annualized rent, net of downgrades, representing the highest quarterly performance in Company history.
•Reported a Company record high annualized booked-not-billed monthly recurring revenue (“MRR”) balance of $154.4 million as of December 31, 2020, compared to $130.6 million as of September 30, 2020 and $93.1 million as of December 31, 2019. Adjusting booked-not-billed revenue for the effects of revenue which had begun recognition via straight line rent, the Company’s annualized booked-not-billed balance was $87.1 million as of December 31, 2020, compared to $76.6 million as of September 30, 2020 and $60.7 million as of December 31, 2019.
•Through incremental sales of common stock sold on a forward basis as of the date of this report, the Company had access to approximately $587.6 million of undrawn net proceeds from forward sales.

1	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

“QTS delivered our strongest year of performance in 2020, including closing out the year with the largest quarterly leasing performance in our history. We continue to experience strong execution against our long-term strategy, capitalizing on core differentiators to win market share at attractive returns and deliver consistent growth in shareholder value,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “Our performance during 2020 is a testament to the strength of the QTS culture. I’d like to thank our QTS employees for their continued resiliency and commitment to delivering world-class service to our customers and surrounding communities. As we head into 2021 with a record booked-not-billed backlog and capital plan that is largely funded, QTS is well-positioned to drive continued growth and consistent performance.”
Financial Results

Quarterly Results

QTS recognized net loss of $10.7 million in the fourth quarter of 2020 compared to net loss of $3.6 million recognized in the fourth quarter of 2019. Net loss attributable to common stockholders recognized in the fourth quarter of 2020 was $16.0 million compared to net loss attributable to common stockholders of $9.6 million recognized in the fourth quarter of 2019. The change in net loss and net loss attributable to common stockholders was primarily driven by an increase of $16.5 million in debt restructuring expenses recognized in the fourth quarter of 2020 compared to the fourth quarter of 2019, partially offset by a $9.4 million reduction in transaction, integration and impairment costs during the fourth quarter of 2020 compared to the fourth quarter of 2019. During the fourth quarter of 2019 the Company recognized an impairment loss related to the Company’s write-down of certain data center assets and equipment in one of its Dulles, Virginia data centers.

QTS generated total revenues of $143.9 million in the fourth quarter of 2020, an increase of 16.3% compared to total revenue of $123.7 million in the fourth quarter of 2019. MRR as of December 31, 2020 was $38.5 million compared to MRR as of December 31, 2019 of $34.0 million.

QTS generated $83.7 million of Adjusted EBITDA in the fourth quarter of 2020, an increase of 26.3% compared to Adjusted EBITDA of $66.3 million for the fourth quarter of 2019. Adjusted EBITDA during the fourth quarter of 2020 included approximately $1 million of COVID-19-related net cost benefits associated with lower utility rates net of recoveries and corporate travel expenses, consistent with previously stated expectations.

Additionally, QTS generated Operating FFO available to common stockholders and OP unit holders of $56.7 million in the fourth quarter of 2020, an increase of 23.9% compared to Operating FFO available to common stockholders and OP unit holders of $45.7 million in the fourth quarter of 2019.

Operating FFO per fully diluted share was $0.78 in the fourth quarter of 2020, an increase of 13.0% compared to Operating FFO per fully diluted share of $0.69 in the fourth quarter of 2019.

Annual Results

QTS recognized net income of $14.6 million for the year ended December 31, 2020, compared to net income of $31.7 million recognized for the year ended December 31, 2019. Net loss attributable to common stockholders recognized for the year ended December 31, 2020 was $12.3 million, compared to net income attributable to common stockholders of $3.1 million recognized for the year ended December 31, 2019. The change in net income (loss) and net income (loss) attributable to common stockholders was primarily driven by $14.8 million of gain on sale of real estate recognized in 2019 and a $16.5 million increase in debt restructuring expenses for the year ended December 31, 2020 compared to the prior year. Partially offsetting these unfavorable variances was a $10.9 million reduction in transaction, integration and impairment costs for the year ended December 31, 2020 compared to the prior year.

QTS generated total revenues of $539.4 million during the year ended December 31, 2020, an increase of 12.2% compared to total revenue of $480.8 million during the year ended December 31, 2019.

2	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

QTS generated $299.3 million of Adjusted EBITDA during the year ended December 31, 2020, an increase of 19.5% compared to Adjusted EBITDA of $250.4 million during the year ended December 31, 2019. Adjusted EBITDA during the year ended December 31, 2020 included approximately $3 million of COVID-19-related net cost benefits associated with lower utility rates net of recoveries and corporate travel expenses, consistent with previously stated expectations.

Additionally, QTS generated Operating FFO available to common stockholders and OP unit holders of $199.0 million during the year ended December 31, 2020, an increase of 20.1% compared to Operating FFO available to common stockholders and OP unit holders of $165.7 million during the year ended December 31, 2019.

Operating FFO per fully diluted share was $2.84 for the year ended December 31, 2020, compared to Operating FFO per fully diluted share of $2.63 for the year ended December 31, 2019.
Leasing Activity
During the quarter and year ended December 31, 2020, QTS entered into new and modified renewal leases aggregating to $40.3 million and $109.2 million, respectively, of incremental annualized rent. Incremental annualized rent from new and modified renewal leases signed in the fourth quarter of 2020 of $40.3 million represents the largest quarterly leasing result QTS has achieved as a public company and represents a nearly 70% increase relative to the Company’s prior four quarter average. The Company’s fourth quarter leasing performance was driven by a strong mix of leasing across QTS’ customer verticals of hyperscale, hybrid colocation and federal. Highlights of the fourth quarter leasing performance include a 12 megawatt expansion with an existing hyperscale customer in the Company’s Atlanta, Georgia (DC - 2) facility, a previously announced 5+ megawatt lease signed with a hyperscale customer supporting federal requirements, as well as an incremental approximate 5 megawatt lease signed with a leading software-as-a-service hyperscale customer in Manassas, Virginia (which is part of the unconsolidated entity and reported in net leasing results at QTS’ 50% pro rata share). Pricing on new and modified leases signed during the fourth quarter was higher than the prior four quarter average reflecting a balanced mix of leasing across the Company’s customer verticals, including steady performance within its hybrid colocation vertical and an acceleration in both its hyperscale and federal verticals.
During the quarter and year ended December 31, 2020, QTS renewed leases with total annualized rent of $22.5 million and $67.8 million, at an average rent per square foot of $553 and $586, respectively, which was 1.5% lower and 1.4% higher than the annualized rent prior to their respective renewals. The decline in the renewal rate of 1.5% for the quarter ended December 31, 2020 was largely due to a single customer renewal downgrade that occurred as part of a broader multi-site expansion plan. Excluding this customer lease from the renewal base, QTS’ renewal rates on a per square foot basis for the quarter ended December 31, 2020, would have represented a 2.3% increase relative to pre-renewal rates. The Company expects renewal rates will generally increase in the low to mid-single digits.
Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 0.8% for the three months ended December 31, 2020. Rental churn was 3.7% for the year ended December 31, 2020, which remains consistent with the Company’s previously announced expectation of full year churn guidance of 3% to 5%.
As of December 31, 2020, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of December 31, 2020) was the highest in Company history and represented $12.9 million, or $154.4 million of annualized rent, compared to $10.9 million, or $130.6 million of annualized rent, at September 30, 2020. Of the Company’s December 31, 2020 annualized booked-not-billed MRR balance of $154.4 million, $85.3 million was attributable to 2021 (expected to contribute an incremental $45.9 million to MRR in 2021), $23.5 million was attributable to 2022 (expected to contribute an incremental $17.2 million to MRR in 2022), and $45.5 million was attributable to years thereafter. As of December 31, 2020, adjusting booked-not-billed revenue for the effects of revenue which had begun recognition via straight line rent, the Company’s annualized booked-not-billed balance was $87.1 million, of which $49.0 million was attributable to 2021, $14.3 million was attributable to 2022, and $23.8 million was attributable to years thereafter.
Development
During the fourth quarter of 2020, the Company brought online approximately 20 megawatts of gross power and approximately 74,000 net rentable square feet (“NRSF”) of raised floor at its Richmond, Atlanta (DC-2), Chicago, Ashburn (DC-1), Piscataway

3	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

and Hillsboro facilities at an aggregate cost of approximately $120.8 million (excluding customer specific capital and leasing commissions).
For the year ended December 31, 2020, excluding the Company’s share of capital at the joint venture, the Company brought online approximately 72 megawatts of gross power and approximately 296,000 NRSF of raised floor at its Ashburn (DC-1), Atlanta (DC-1), Atlanta (DC-2), Irving, Fort Worth, Atlanta - Suwanee, Hillsboro, Chicago, Piscataway, Richmond and Netherlands facilities at an aggregate cost of approximately $605.3 million (excluding customer specific capital and leasing commissions).

Additionally, during the year ended December 31, 2020, the joint venture brought online the third phase at the Manassas (DC-1) facility, representing approximately four megawatts of gross power and approximately 11,000 NRSF of raised floor at an aggregate cost of approximately $22 million at the joint venture’s 100% share, of which the Company’s pro rata share was approximately $11 million. The joint venture intends to bring additional space and power into service as incremental development at the Manassas facility takes place and future phases are delivered to the customer.
Balance Sheet and Liquidity
In June 2019, the Company established an “at-the-market” equity offering program (the “Prior ATM Program”) pursuant to which the Company could issue, from time to time, up to $400 million of its Class A common stock, which could include shares to be issued on a forward basis. In addition, in May 2020, the Company replaced the Prior ATM Program by establishing a new “at-the-market” equity offering program (the “New ATM Program”) pursuant to which the Company may issue, from time to time, up to $500 million of its Class A common stock, which may include shares to be sold on a forward basis. The use of forward sales under the Prior ATM Program and New ATM Program generally allows the Company to lock in a price on the sale of shares of its Class A common stock when sold by the forward sellers, but defer receiving the net proceeds from such sales until the shares of Class A common stock are issued at settlement on a later date. See the table below for activity related to the Company’s forward stock sales and issuances from October 26, 2020 through the date of this report.
In June 2020, QTS conducted an underwritten offering of 4,400,000 shares of common stock sold on a forward basis at a price of $64.90 per share. As of December 31, 2020, the available proceeds expected upon physical settlement of the 4,400,000 shares of common stock issued on a forward basis was approximately $266.9 million, subject to certain adjustments. The Company expects to physically settle this forward sale (by the delivery of shares of common stock) and receive the proceeds, subject to certain adjustments, by June 30, 2021, although the Company has the right to elect settlement prior to that time.
The following table represents a summary of the Company’s forward equity activity from October 26, 2020 through the date of this report, February 16, 2021 (in thousands):

Offering Program	Forward Shares Sold/(Settled)	Net Proceeds Available/(Received) (1)
Shares and net proceeds available as of October 26, 2020	7,711	$452,186	(2)
May 2020 New ATM Program - Sales	2,250	$135,364
Shares and net proceeds available as of February 16, 2021	9,961	$587,550
________________________________________________________
(1)Proceeds available remain subject to certain adjustments until settled.
(2)Proceeds available reported in the third quarter earnings release were $456 million. The $4 million decrease is due to QTS’ declared dividends, which reduces cash expected to be received upon full physical settlement of the forward shares.

As shown in the table above, as of February 16, 2021, the Company currently has access to approximately $588 million of undrawn net proceeds through forward stock sales, subject to certain adjustments.

In October 2020, QTS through its subsidiaries, QualityTech, LP (the “Operating Partnership”) and QTS Finance Corporation (the “Issuers”), issued $500 million aggregate principal amount of 3.875% Senior Notes (“the 3.875% Senior Notes”) in a private offering. The 3.875% Senior Notes have an interest rate of 3.875% per annum and were issued at a price equal to 100% of their face value. The net proceeds from the offering were used to repay a portion of the amount outstanding under the Company’s unsecured revolving credit facility and subsequently to fund the redemption of the Company’s 4.750% Senior Notes. The Company incurred debt restructuring expenses in the fourth quarter of 2020 of approximately $18.0 million, including a call premium to redeem the 4.750% Senior Notes.

4	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

In October 2020, the Company, through the Operating Partnership, entered into a $250 million term loan (“Term Loan D”) that matures on January 15, 2026. Interest rates on Term Loan D can vary based on leverage levels consistent with QTS' existing term loans. The current interest rate on Term Loan D is LIBOR plus 1.2% and includes a LIBOR floor of 25 basis points. When combined with QTS' current $1.7 billion unsecured credit facility, the Term Loan D increases QTS' aggregate unsecured credit facility capacity to $1.95 billion. Term Loan D also provides for a $250 million accordion feature to increase Term Loan D up to $500 million, subject to obtaining additional loan commitments.
As of December 31, 2020, the Company’s total net indebtedness, inclusive of its pro rata share of joint venture net debt, was approximately $1.9 billion. The Company’s net debt to annualized Adjusted EBITDA ratio pro forma for the effects of cash expected to be received upon the full physical settlement of, and issuance of, 10.0 million shares of common stock pursuant to forward equity sales described above, assuming such proceeds were used to repay a portion of the Company’s outstanding debt, is approximately 3.9x. The Company expects to use proceeds from these forward equity agreements to fund future capital expenditures. Excluding the proceeds available related to the aforementioned forward stock sales, the Company’s leverage ratio is 5.7x.

As of December 31, 2020, adjusted for approximately $588 million of available proceeds at the Company’s election to physically settle the aforementioned forward equity sales, the Company’s total available liquidity is approximately $1.2 billion. Total as adjusted available liquidity is comprised of $588 million of available proceeds from forward equity sales, $604 million of available capacity under the Company’s unsecured revolving credit facility and approximately $23 million of cash and cash equivalents.
Novel Coronavirus (COVID-19)
QTS continues to actively monitor developments with respect to COVID-19 and has taken numerous actions based on corporate policies specifically focusing on the safety and wellness of its customers, partners, and employees, as well as providing continuous and resilient services. Although the COVID-19 pandemic has caused significant disruptions to the United States and global economy and has contributed to significant volatility in financial markets, as of the date of this report these developments have not had a known material adverse effect on the Company’s business. As of the date of this report, each of the Company’s data centers in North America and Europe is fully operational and operating in accordance with the Company’s business continuity plans. Across each of the respective jurisdictions in which the Company operates, the Company’s business has been deemed essential operations, which has allowed the Company to remain fully staffed with critical personnel in place to continue to provide service and support for its customers.
In its first quarter 2020 earnings release, the Company reported that since the beginning of the economic disruptions from COVID-19, the Company had experienced a modest increase in customer requests for extended payment terms, primarily concentrated in the retail, oil and gas, hospitality and transportation customer verticals, with these customers representing approximately 5% of the Company’s revenue for the three months ended March 31, 2020. Consistent with trends the Company reported in its second and third quarter 2020 earnings releases, during the fourth quarter of 2020 and through the date of this report, the quantity of additional customer requests for extended payment terms remained de minimus and the majority of customers who had previously asked for extended payment terms have since resumed payments in accordance with original contract terms. Overall, the Company continues to see cash collections and receivables trending toward a level that is closer to its historical levels.
In addition, the Company reported in its first quarter 2020 earnings release that it had experienced modest delays in construction activity in a few of its markets primarily as a result of availability of contractors and slower permitting. Consistent with what the Company reported in its second and third quarter 2020 earnings releases, during the fourth quarter of 2020 and through the date of this report, the Company is pleased to report that its commitments to customers remain on track and it does not currently anticipate any meaningful delays in its development activity associated with the Company’s booked-not-billed backlog assuming current trends continue.
The extent to which COVID-19 impacts our and our customers’ operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the pandemic, new information that may emerge concerning the severity, variants or mutations of COVID-19, vaccine efficacy and rollout and other actions taken to contain COVID-19 or treat its impact, among others.

5	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

2021 Guidance

		2021 Guidance
($ in millions except per share amounts)	2020 Actuals	Low	High
Revenue	$539	$599	$613
Adjusted EBITDA	$299	$330	$340
Operating FFO per fully diluted share	$2.84	$2.92	$3.04

The Company’s 2021 guidance assumes rental churn for the full year of between 3% and 6%. In addition, for the full-year 2021, QTS expects to spend between $800 million and $900 million in cash capital expenditures, including approximately $50 million related to customer specific capital. The Company’s 2021 capital expenditure guidance includes its proportionate share of cash capital expenditures associated with the unconsolidated joint venture. The Company’s 2021 guidance excludes the impact of any acquisitions.

The Company’s 2021 guidance includes the effects of the Company’s joint venture, which is reflected as an unconsolidated joint venture on QTS’ reported financial statements. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture is not included in QTS’ reported consolidated GAAP financial statements. Also consistent with NAREIT-defined standards, QTS includes its proportionate ownership of non-GAAP measures such as EBITDAre and FFO from the joint venture in its reported EBITDAre and FFO results, respectively.

The Company’s 2021 guidance assumes, among other things, that its facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions for its development activities, and it is able to collect revenues in line with current expectations. While these are the Company’s current assumptions, the COVID-19 pandemic is a continuously evolving situation and these assumptions could change, including if the duration of the pandemic is extended, which could affect outlook.
QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.
Conference Call Details
The Company will host a conference call and webcast on February 17, 2021, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.
The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 8408212# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.
About QTS
QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 7 million square feet of owned data center space throughout primarily North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer

6	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

service to leading hyperscale technology companies, enterprises, and government entities. QTS owns, operates or manages 28 data centers and supports more than 1,200 customers primarily in North America and Europe.
QTS Investor Relations Contact
Stephen Douglas – EVP – Finance
ir@qtsdatacenters.com
Forward Looking Statements
Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the COVID-19 pandemic, its impact on the Company and the Company’s response thereto and to the Company’s strategy, plans, intentions, capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.
The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions; risks related to the COVID-19 pandemic, including, but not limited to, the risk of business and/or operational disruptions, disruption of the Company’s customers’ businesses that could affect their ability to make rental payments to the Company, supply chain disruptions and delays in the construction or development of the Company’s data centers; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners’ financial condition.
While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other periodic reports the Company files with the Securities and Exchange Commission, many of which should be interpreted as being heightened as a result of the ongoing COVID-19 pandemic and the actions taken to contain the pandemic or mitigate its impact.

7	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except share data)

	December 31, 2020 (1)	December 31, 2019 (1)
ASSETS
Real Estate Assets
Land	$165,109	$130,605
Buildings, improvements and equipment	2,839,261	2,178,901
Less: Accumulated depreciation	(702,944)	(558,560)
	2,301,426	1,750,946
Construction in progress (2)	1,028,765	920,922
Real Estate Assets, net	3,330,191	2,671,868
Investments in unconsolidated entity	22,608	30,218
Operating lease right-of-use assets, net	51,342	57,141
Cash and cash equivalents	22,775	15,653
Rents and other receivables, net	107,563	81,181
Acquired intangibles, net	68,090	81,679
Deferred costs, net (3)	63,689	52,363
Prepaid expenses	10,253	10,586
Goodwill	173,843	173,843
Other assets, net (4)	48,218	49,001
TOTAL ASSETS	$3,898,572	$3,223,533
LIABILITIES
Unsecured term loans and revolver, net (5)	$1,335,241	$1,010,640
Senior notes, net of debt issuance costs (5)	492,534	395,549
Finance leases and mortgage notes payable	41,718	46,876
Operating lease liabilities	58,005	64,416
Accounts payable and accrued liabilities	187,270	142,547
Dividends and distributions payable	39,373	34,500
Advance rents, security deposits and other liabilities	19,850	18,027
Derivative liabilities	53,722	26,609
Deferred income taxes	810	749
Deferred income	85,351	39,169
TOTAL LIABILITIES	2,313,874	1,779,082
EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2019, respectively (7)	304,223	304,223
Common stock: $0.01 par value, 450,133,000 shares authorized, 64,580,118 and 58,227,523 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	646	582
Additional paid-in capital	1,622,857	1,330,444
Accumulated other comprehensive loss	(50,451)	(24,642)
Accumulated dividends in excess of earnings	(504,313)	(376,002)
Total stockholders’ equity	1,476,174	1,337,817
Noncontrolling interests	108,524	106,634
TOTAL EQUITY	1,584,698	1,444,451
TOTAL LIABILITIES AND EQUITY	$3,898,572	$3,223,533
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(1)The balance sheets at December 31, 2020 and December 31, 2019 have been derived from the consolidated financial statements at that date, but do not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.
(2)As of December 31, 2020, construction in progress included $214.6 million related to land holdings whereby the initiation of development activities has begun to prepare the property for its intended use.
(3)As of December 31, 2020 and December 31, 2019, deferred costs, net included $6.0 million and $8.0 million of deferred financing costs net of amortization, respectively, and $57.7 million and $44.3 million of deferred leasing costs net of amortization, respectively.
(4)As of December 31, 2020 and December 31, 2019, other assets, net included $44.8 million and $45.8 million of corporate fixed assets, respectively, primarily relating to corporate offices, leasehold improvements and product related assets.
(5)Debt issuance costs, net related to the senior notes and term loans aggregating to $14.6 million and $10.8 million at December 31, 2020 and December 31, 2019, respectively, have been netted against the related debt liability line items for both periods presented.
(6)As of December 31, 2020, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)As of December 31, 2020, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

8	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Revenues:
Rental (1)	$139,998	$133,782	$119,282	$519,858	$465,123
Other (2)	3,899	3,756	4,425	19,510	15,695
Total revenues	143,897	137,538	123,707	539,368	480,818
Operating expenses:
Property operating costs	43,388	43,979	38,645	168,497	156,048
Real estate taxes and insurance	3,997	4,005	4,068	16,020	14,503
Depreciation and amortization	55,887	51,378	45,161	199,889	168,305
General and administrative (3)	20,809	22,082	20,866	84,965	80,385
Transaction, integration, and impairment costs	2,665	1,078	12,110	4,340	15,190
Total operating expenses	126,746	122,522	120,850	473,711	434,431
Gain on sale of real estate, net	—	—	1,361	—	14,769
Operating income	17,151	15,016	4,218	65,657	61,156
Other income and expense:
Interest income	—	—	8	2	111
Interest expense	(9,122)	(7,516)	(6,264)	(30,724)	(26,593)
Debt restructuring costs	(18,036)	—	(1,523)	(18,036)	(1,523)
Other income (expense)	—	—	(380)	159	(50)
Equity in net loss of unconsolidated entity	(411)	(366)	(481)	(2,044)	(1,473)
Income (loss) before taxes	(10,418)	7,134	(4,422)	15,014	31,628
Tax benefit (expense)	(242)	(227)	816	(438)	37
Net income (loss)	(10,660)	6,907	(3,606)	14,576	31,665
Net (income) loss attributable to noncontrolling interests (4)	1,738	18	1,095	1,330	(374)
Net income (loss) attributable to QTS Realty Trust, Inc.	$(8,922)	$6,925	$(2,511)	$15,906	$31,291
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(28,180)	(28,180)
Net income (loss) attributable to common stockholders	$(15,967)	$(120)	$(9,556)	$(12,274)	$3,111

Net loss per share attributable to common shares:
Basic (5)	$(0.33)	$(0.07)	$(0.20)	$(0.47)	$(0.09)
Diluted (5)	$(0.33)	$(0.07)	$(0.20)	$(0.47)	$(0.09)
________________________________________________________
(1)Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $14.6 million, $14.9 million, and $14.0 million for the three months ended December 31, 2020, September 30, 2020, and December 31, 2019, respectively, and $54.3 million and $55.0 million for the years ended December 31, 2020 and 2019, respectively. Straight line rent was $8.7 million, $7.4 million and $3.3 million for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and $25.7 million and $8.1 million for the years ended December 31, 2020 and 2019, respectively.
(2)Includes revenue from managed services, sales of scrap metals and other unused materials, management fees, service fees, development fees and various other non-rental revenue items.
(3)Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 14.5%, 16.1%, and 16.9% of total revenues for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and 15.8% and 16.7% of total revenues for the years ended December 31, 2020 and 2019, respectively.
(4)The weighted average noncontrolling ownership interest of QualityTech, LP was 9.3%, 9.7% and 10.3% for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and 9.8% and 10.7% for the years ended December 31, 2020 and 2019, respectively.
(5)Basic and diluted net income (loss) per share were calculated using the two-class method.

9	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income (Loss)

(unaudited and in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net income (loss)	$(10,660)	$6,907	$(3,606)	$14,576	$31,665
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	180	166	394	187	34
Increase (decrease) in fair value of derivative contracts	6,561	5,500	4,349	(28,295)	(29,843)
Reclassification of other comprehensive income to utilities expense	243	197	262	1,204	749
Reclassification of other comprehensive income to interest expense	3,335	3,352	169	10,148	(1,031)
Comprehensive income (loss)	(341)	16,122	1,568	(2,180)	1,574
Comprehensive (income) loss attributable to noncontrolling interests	30	(1,626)	(161)	213	(169)
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$(311)	$14,496	$1,407	$(1,967)	$1,405

10	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.
Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.
Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, equity-based compensation and similar adjustments for unconsolidated entities.
The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

11	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below (unaudited and in thousands):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
FFO
Net income (loss)	$(10,660)	$6,907	$(3,606)	$14,576	$31,665
Equity in net loss of unconsolidated entity	411	366	481	2,044	1,473
Real estate depreciation and amortization	52,763	47,880	41,947	186,539	156,387
Gain on sale of real estate, net	—	—	—	—	(13,408)
Impairments of depreciated property	—	—	11,461	—	11,461
Pro rata share of FFO from unconsolidated entity	495	512	324	1,684	1,078
FFO (1)	43,009	55,665	50,607	204,843	188,656
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(28,180)	(28,180)
FFO available to common stockholders & OP unit holders	35,964	48,620	43,562	176,663	160,476

Debt restructuring costs	18,036	—	1,523	18,036	1,523
Transaction and integration costs	2,665	1,078	649	4,340	3,729
Operating FFO available to common stockholders & OP unit holders (2)	56,665	49,698	45,734	199,039	165,728

Maintenance capital expenditures	(2,000)	(2,268)	(910)	(10,150)	(4,233)
Leasing commissions paid	(11,271)	(9,670)	(10,757)	(36,744)	(31,102)
Amortization of deferred financing costs	1,180	990	982	4,148	3,917
Non real estate depreciation and amortization	3,124	3,498	3,214	13,350	11,918
Straight line rent revenue and expense and other	(8,748)	(7,196)	(3,243)	(25,401)	(7,922)
Tax expense (benefit) from operating results	242	227	(816)	438	(37)
Equity-based compensation expense	6,862	7,315	4,360	25,133	16,412
Adjustments for unconsolidated entity	(72)	(211)	75	(304)	118
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$45,982	$42,383	$38,639	$169,509	$154,799
________________________________________________________
(1)FFO for the three months and year ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and was included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the year ended December 31, 2020.
(2)The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

12	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA

The Company calculates EBITDAre in accordance with the standards established by NAREIT. EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property related to its primary business, and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset based charges (primarily depreciation and amortization) from its operating results.
Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.
Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.
A reconciliation of net income to EBITDAre and Adjusted EBITDA is presented below (unaudited and in thousands):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
EBITDAre and Adjusted EBITDA
Net income (loss)	$(10,660)	$6,907	$(3,606)	$14,576	$31,665
Equity in net loss of unconsolidated entity	411	366	481	2,044	1,473
Interest income	—	—	(8)	(2)	(111)
Interest expense	9,122	7,516	6,264	30,724	26,593
Tax expense (benefit)	242	227	(816)	438	(37)
Depreciation and amortization	55,887	51,378	45,161	199,889	168,305
Gain on disposition of depreciated property	—	—	—	—	(13,408)
Impairments of depreciated property	—	—	11,461	—	11,461
Pro rata share of EBITDAre from unconsolidated entity	1,167	1,178	830	4,088	2,775
EBITDAre (1)	$56,169	$67,572	$59,767	$251,757	$228,716

Debt restructuring costs	18,036	—	1,523	18,036	1,523
Equity-based compensation expense	6,862	7,315	4,360	25,133	16,412
Transaction, integration and implementation costs	2,665	1,099	649	4,361	3,729
Adjusted EBITDA	$83,732	$75,986	$66,299	$299,287	$250,380
________________________________________________________
(1)EBITDAre for the three months and year ended December 31, 2019, includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and was included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were included in EBITDAre during the year ended December 31, 2020.

13	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction, integration and impairment costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities. The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.
Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.
A reconciliation of net income to NOI is presented below (unaudited and in thousands):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Net Operating Income (NOI)
Net income (loss)	$(10,660)	$6,907	$(3,606)	$14,576	$31,665
Equity in net loss of unconsolidated entity	411	366	481	2,044	1,473
Interest income	—	—	(8)	(2)	(111)
Interest expense	9,122	7,516	6,264	30,724	26,593
Depreciation and amortization	55,887	51,378	45,161	199,889	168,305
Debt restructuring costs	18,036	—	1,523	18,036	1,523
Other (income) expense	—	—	380	(159)	50
Tax expense (benefit)	242	227	(816)	438	(37)
Transaction, integration and impairment costs	2,665	1,078	12,110	4,340	15,190
General and administrative expenses	20,809	22,082	20,866	84,965	80,385
Gain on sale of real estate, net	—	—	(1,361)	—	(14,769)
NOI from consolidated operations (1)	$96,512	$89,554	$80,994	$354,851	$310,267
Pro rata share of NOI from unconsolidated entity (2)	1,172	1,180	841	4,122	2,789
Total NOI (1)	$97,684	$90,734	$81,835	$358,973	$313,056
________________________________________________________
(1)Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities. These allocated charges aggregated to $5.2 million, $5.1 million and $4.7 million for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively, and $19.8 million and $18.6 million for the years ended December 31, 2020 and 2019, respectively.
(2)QTS’ pro rata share of the JV is 50%.

14	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.
Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.
Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.
A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below (unaudited and in thousands):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2020	2020	2019	2020	2019
Recognized MRR in the period
Total period revenues (GAAP basis)	$143,897	$137,538	$123,707	$539,368	$480,818
Less: Total period variable lease revenue from recoveries	(14,648)	(14,887)	(14,018)	(54,337)	(55,046)
Total period deferred setup fees	(6,585)	(5,300)	(4,062)	(20,330)	(15,156)
Total period straight line rent and other	(10,201)	(9,184)	(5,156)	(36,744)	(20,349)
Recognized MRR in the period	112,463	108,167	100,471	427,957	390,267

MRR at period end
Total period revenues (GAAP basis)	$143,897	$137,538	$123,707	$539,368	$480,818
Less: Total revenues excluding last month	(96,260)	(91,485)	(81,699)	(491,731)	(438,810)
Total revenues for last month of period	47,637	46,053	42,008	47,637	42,008
Less: Last month variable lease revenue from recoveries	(4,953)	(4,643)	(4,578)	(4,953)	(4,578)
Last month deferred setup fees	(2,207)	(1,864)	(1,333)	(2,207)	(1,333)
Last month straight line rent and other	(2,349)	(3,044)	(2,413)	(2,349)	(2,413)
Add: Pro rata share of MRR at period end of unconsolidated entity	411	411	350	411	350
MRR at period end	$38,539	$36,913	$34,034	$38,539	$34,034

15	QTS Q4 Earnings 2020	Contact: IR@qtsdatacenters.com